EXHIBIT 1.2

Pricing Agreement

September 25, 2006

WACHOVIA CAPITAL MARKETS, LLC

BEAR, STEARNS & CO. INC.

CITIGROUP GLOBAL MARKETS INC.

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

RBC CAPITAL MARKETS CORPORATION

c/o	Wachovia Capital Markets, LLC
301 S. College St
NC0602
Charlotte, NC 28288

Ladies and Gentlemen:

Federal Realty Investment Trust, a Maryland real estate investment trust (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated September 25, 2006 (the “Underwriting Agreement”), between the Company and Wachovia Capital Markets, LLC, Bear, Stearns & Co. Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBC Capital Markets Corporation, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) (i) $55,000,000 6.00% Notes due 2012 (the “2012 Notes”) and (ii) $70,000,000 6.20% Notes due 2017 (the “2017 Notes,” and together with the 2012 Notes, the “Designated Securities”). The issue and sale of the 2012 Notes and the 2017 Notes are not conditioned upon each other, and the issue and sale of either the 2012 Notes or the 2017 Notes may be consummated even if the issue and sale of the other series of notes is not consummated, or the issue and sale of the 2012 Notes and the 2017 Notes may be consummated at different times. The 2012 Notes will be fully fungible with, rank equally with, and form a single issue and series with, the Company’s 6.00% Notes due 2012, originally issued on July 17, 2006 in the principal amount of $120,000,000, and the 2017 Notes will be fully fungible with, rank equally with, and form a single issue and series with, the Company’s 6.20% Notes due 2017, originally issued on July 17, 2006 in the principal amount of $130,000,000. Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Pricing Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus and the General Disclosure Package in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined) and the General Disclosure Package (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the General Disclosure Package and the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Underwriters pursuant to Section 12 of the Underwriting Agreement is Wachovia Capital Markets, LLC, and the address of the Representatives referred to in such Section 12 is set forth in Schedule II hereto.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you, is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the Time of Delivery and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

The obligations of the Underwriters under this Pricing Agreement and the Underwriting Agreement incorporated herein are several and not joint.

This Pricing Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

2

If the foregoing is in accordance with your understanding, please sign and return this Pricing Agreement to us, and upon acceptance hereof by you, on behalf of each of the Underwriters, this Pricing Agreement and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company.

Very truly yours,

FEDERAL REALTY INVESTMENT TRUST

By:	/s/ Dawn M. Becker
Name:	Dawn M. Becker
Title:	Executive Vice President- General Counsel and Secretary

Accepted as of the date hereof:

WACHOVIA CAPITAL MARKETS, LLC
BEAR, STEARNS & CO. INC.
CITIGROUP GLOBAL MARKETS INC.
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
RBC CAPITAL MARKETS CORPORATION

By:	Wachovia Capital Markets, LLC

By:	/s/ Teresa Hee
Name:	Teresa Hee
Title:	Managing Director

3

SCHEDULE I

Underwriter	Principal Amount of 2012 Notes	Principal Amount of 2017 Notes
Wachovia Capital Markets, LLC	$33,000,000	$42,000,000
Bear, Stearns & Co. Inc.	5,500,000	7,000,000
Citigroup Global Markets Inc.	5,500,000	7,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	5,500,000	7,000,000
RBC Capital Markets Corporation	5,500,000	7,000,000
Total	$55,000,000	$70,000,000

Sch. I-1

SCHEDULE II

Title of Designated Securities:

6.00% Notes due 2012 (the “2012 Notes”); and

6.20% Notes due 2017 (the “2017 Notes,” and together with the 2012 Notes, the “Designated Securities”)

Aggregate principal amount in this offering:

$55,000,000 2012 Notes

$70,000,000 2017 Notes

Price to Public:

102.838% of the principal amount of the 2012 Notes, plus accrued interest from July 17, 2006

104.049% of the principal amount of the 2017 Notes, plus accrued interest from July 17, 2006

Purchase Price by Underwriters:

102.2255% of the principal amount of the 2012 Notes, plus accrued interest from July 17, 2006

103.399% of the principal amount of the 2017 Notes, plus accrued interest from July 17, 2006

Specified funds for payment of purchase price:

Wire transfer of immediately available funds

Indenture:

Indenture, dated as of September 1, 1998, between the Company and U.S. Bank National Association, successor to Wachovia Bank, National Association, successor to First Union National Bank, as Trustee

Maturity:

2012 Notes: July 15, 2012

2017 Notes: January 15, 2017

Interest Rate:

2012 Notes: 6.00%

2017 Notes: 6.20%

Sch. II-1

Interest Payment Dates:

January 15 and July 15, commencing January 15, 2007

Redemption Provisions:

The Designated Securities may be redeemed at any time, in whole or in part, at a redemption price as described in the Prospectus Supplement

Sinking Fund Provisions:

None

Defeasance provisions:

The defeasance and covenant defeasance provisions of the Indenture apply to the Designated Securities

Applicable Time:

2:00 p.m. (Eastern time) on September 25, 2006 or such other time as agreed by the Company and the Representatives

Time of Delivery:

September 28, 2006

Closing Location:

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Names and addresses of Representative(s):

Designated Representative(s):

Wachovia Capital Markets, LLC

Address for Notices, etc.:

c/o	Wachovia Capital Markets, LLC
301 S. College St
NC0602
Charlotte, NC 28288

Sch. II-2